Exhibit 10.2

May 24, 2018

Mr. David P. Storch

1270 Linden Avenue

Highland Park, IL  60035

RE:                          Retirement

Dear David:

This letter agreement sets forth the terms and conditions of your voluntary retirement from AAR CORP. (“AAR”) on May 31, 2018.

In consideration of the mutual promises in this letter agreement, you and we hereby agree to the following:

1.                                      Voluntary Retirement.

(a)                                 You will continue to serve as AAR’s Chief Executive Officer, and you will continue to receive your full salary, benefits and perquisites, until your retirement as an employee of AAR on May 31, 2018.  You also will be entitled to a bonus for the fiscal year-ending May 31, 2018, as determined under AAR’s Fiscal 2018 Short-Term Incentive Plan, regardless of your employment having terminated prior to the date such annual bonus is paid.

(b)                                 You will receive the Supplemental Company Contributions and Supplemental Profit Sharing Contributions under the SKERP for the period January 1, 2018 through May 31, 2018.  You will also be eligible to receive any Additional Supplemental Company Contributions for the period June 1, 2017 through May 31, 2018.  Your SKERP benefit will be paid in accordance with the terms of the SKERP.

(c)                                  You are retirement eligible under AAR’s stock plans, meaning that you will continue to vest in all currently outstanding unvested stock awards in accordance with the terms of the awards.  Any stock options that are vested or become vested following your retirement will remain exercisable for their full remaining original term.

(d)                                 You are entitled to the benefits under three separate amended and restated split-dollar agreements dated March 1, 2000 relating to the following life insurance policies: (i) Policy No. 56005683 with New York Life; (ii) Policy No. 968290008U with MetLife; and (iii) Policy No. 968290009U with Metropolitan Life.

(e)                                  Upon your retirement from AAR, you (and your spouse) will be entitled to participate, for your (and your spouse’s) lifetime, in AAR’s medical, hospitalization and dental plans, and any executive health programs then in effect, on the same terms and in amounts and of the same type(s) generally made available to any actively employed executive officer of AAR.  Consistent with IRS guidance, AAR will furnish you with an IRS Form that reflects the portion of the premiums paid by AAR for your continued coverage under these plans for each year.

2.                                      Termination of Employment Agreement. The Employment Agreement between you and AAR, dated as of April 18, 2017 (“Employment Agreement”) is terminated effective May 31, 2018 and is replaced by (a) this letter agreement relating to your retirement and (b) the separate letter agreement also dated May 24, 2018 relating to your post-retirement; provided that Section 8 (“Confidential Information and Restriction of Competition”) and Section 11 (“Legal Fees”) of your Employment Agreement will survive the termination of the Employment Agreement and are incorporated by reference into this agreement.

3.                                      Mutual Release.

(a)                                 AAR does hereby fully, finally and unconditionally release and forever discharge you, your heirs, executors, administrators, spouse, children, beneficiaries, legal representatives, agents, successors and assigns from any and all liabilities, actions, causes of action, claims, rights, obligations, damages, costs, attorneys’ fees, suits and demands of any and every kind, known and unknown, liquidated and unliquidated, absolute or contingent, at law or in equity, enforceable under any local, state or federal statute or ordinance, or under the common law of the United States or any state, arising out of or related to your employment or retirement from employment, including but not limited to claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment related tort; except only AAR’s right to enforce the terms of this letter agreement.  Nothing in this release requires AAR to release rights or claims that may arise after this letter agreement is executed.

(b)                                 You do hereby fully, finally and unconditionally release and forever discharge AAR and all of its affiliated companies, and all of their former and current directors, officers, employees, agents, and assigns, in their personal and corporate capacities, from any and all liabilities, actions, causes of action, claims, rights, obligations, damages, costs, attorneys’ fees, suits and demands of any and every kind, known and unknown, liquidated and unliquidated, absolute or contingent, at law or in equity, enforceable under any local, state or federal statute or ordinance, or under the common law of the United States or any state, arising out of or related to your employment or retirement from employment, including but not limited to claims for benefits under the Company’s policies and procedures or handbooks, or the Employee Retirement Income Security Act of 1974, as amended, any claims of harassment or discrimination based upon race, age, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended, or any other federal state or local law prohibiting discrimination in employment; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment related tort; except only (i) your right to enforce the terms of this letter agreement, and (ii) the rights described in paragraph 9.  This release does not waive your right to file an administrative charge of discrimination but you agree to waive all claims for damages or other relief.  Nothing in this release requires you to release rights or claims that may arise after this letter agreement is executed, including your rights under the SKERP, the AAR CORP. Retirement Savings Plan or the AAR CORP. Retirement Plan.  This release does not waive your rights under your Indemnification Agreement dated August 24, 1989 (the “Indemnification Agreement”).

4.                                      Severability.                        If any provision of this letter agreement is, in whole or in part, illegal or unenforceable under applicable law or public policy, then only such illegal or unenforceable part shall be void and of no effect, and the balance of this letter agreement shall be construed to give effect to the intent of the parties to the greatest possible extent.

5.                                      Fee Reimbursement.  You will be reimbursed for the reasonable fees you incur in connection with the negotiation and documentation of this Agreement and related agreements, with a maximum reimbursement of $15,000.

6.                                      Binding Effect.  This letter agreement is binding upon you, your heirs, executors, administrators, successors and assigns.

7.                                      Entire Agreement.  This letter agreement contains the entire understanding of the parties with respect to the matters addressed herein, and supersedes all other agreements or communications regarding such matters (except for the letter agreement dated the date of this letter agreement pertaining to your service as Non-Executive Chairman of the Board and as a consultant to AAR and the surviving Sections 8 and 11 of the Employment Agreement and your Indemnification Agreement).

8.                                      Choice of Law.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to its conflict of law rules.

9.                                      Knowing and Voluntary.  Further, in consideration of the promises of AAR referred to in this letter agreement, you intend to waive and release all claims identified in paragraph 4(b), including claims that you may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 620 et seq. to the fullest extent permitted by law in accordance with Title II of the Older Workers Benefit Protection Act of 1990, Public Law 101-433. In furtherance of this intention, you acknowledge and understand that:

(a)                                 You may have until June 14, 2018 to consider and execute this letter agreement.

(b)                                 Within seven (7) days after you execute this letter agreement, you will have the right, by providing written notice to AAR’s Vice President, General Counsel and Secretary, to revoke your acceptance of this letter agreement.  This letter agreement will not become effective until after this revocation period expires.

(c)                                  You are receiving consideration for this letter agreement in addition to that which you otherwise would be entitled.

(d)                                 You are entering into the letter agreement voluntarily, knowingly and without duress.

(e)                                  You are advised to consult with an attorney prior to executing this letter agreement.

[SIGNATURE PAGE FOLLOWS]

Please indicate your acknowledgment of, and agreement to, the terms and conditions of this letter agreement by signing and returning a copy of this letter agreement to AAR.

Very truly yours,

AAR CORP.

By:	/s/ RONALD B. WOODARD
Name:	Ronald B. Woodard
Title:	Chairman of the Compensation Committee of the Board of Directors
Date:	May 24, 2018

AAR CORP.

By:	/s/ JOHN M. HOLMES
Name:	John M. Holmes
Title:	President and Chief Operating Officer
Date:	May 24, 2018

Acknowledged and Agreed:

By:	/s/ DAVID P. STORCH
Name:	David P. Storch
Date:	May 24, 2018